Exhibit 3.1

FILED # C1917.5-68	File # C1917.5-1968
APR 1 6 2002
ON THE OFFICE OF
/s/ Dean Heller
DEAN HELLER SECRETARY OF STATE

ALLIANCE GAMING CORPORATION

CERTIFICATE OF INCREASE IN NUMBER OF

AUTHORIZED SHARES OF COMMON STOCK

The undersigned officer of Alliance Gaming Corporation, a Nevada corporation (the “Company”), hereby certifies, pursuant to Nevada Revised Statutes (“NRS”) $78.209, that the Company has, pursuant to NRS $78.207, effected an increase in the number of shares of its authorized common stock as follows:

(a)           Prior to the increase in the number of shares of authorized common stock the Company is authorized to issue 50,000,000 shares of common stock, $0.10 par value per share, and 10,000,000 shares of special stock, $0.10 per value per share;

(b)           As a result of the increase and on the Effective Date (as described below), the Company will be authorized to issue 100,000,000 shares of common stock, $0.10 per value per share, and 10,000,000 authorized shares of special stock, $0.10 per value per share;

(c)           As a result of the increase and upon the Effective Date, the outstanding shares of common stock shall be doubled by issuing two shares of common stock in exchange for each one outstanding share;

(d)           The increase did not require the approval of the stockholders of the Company; and

(e)           The increase will be effective (the “Effective Date”) on April 8, 2002.

Dated March 20, 2002

ALLIANCE GAMING CORPORATION

By:	/s/ Mark Lerner
Name: Mark Lerner
Title: Secretary